NORTH CAROLINA
Department of The Secretary of State

To all whom these presents shall come, Greetings:

I, ELAINE F. MARSHALL, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

THE SAINT JAMES COMPANY

the original of which was filed in this office on the 21st day of July, 1988.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 9th day of March, 2009.

Elaine F. Marshall

Secretary of State

ARTICLES OF AMENDMENT

OF

RADIATION DISPOSAL SYSTEMS, INC.

The undersigned corporation, for the purpose of amending its Articles of Incorporation and pursuant to the provisions of §55-103 of the General Statutes of North Carolina, hereby executes the following Articles of Amendment:

1. The name of the corporation is RADIATION DISPOSAL SYSTEMS, INC.

2. The following amendment to the charter of the corporation was adopted by its shareholders on June 9, 1988, in the manner prescribed by law:

> RESOLVED that the Charter of Radiation Disposal Systems, Inc. be amended by adding a new article entitled Article IX, Denial of Preemptive Rights, to read as follows:
>
> "IX
>
> DENIAL OF PREEMPTIVE RIGHTS
>
> The shareholders of the corporation shall have no preemptive rights to acquire additional or treasury shares of the corporation."

3. The total number of shares of common stock of the corporation outstanding at the time of such adoption was 9,659,495 and the number of shares entitled to vote thereon was 9,659,495.

4. The number of shares of common stock voted for such amendment was 6,978,899; the number of shares of common stock voted against such amendment was 24,850 and; the holders of 1,239,121 shares of common stock abstained from voting.

5. Any exchange, reclassification or cancellation of issued shares will be effected in the following manner: None.

6. Any change in the stated capital of the corporation will be effected in the following manner: None.

7. The amendment herein effected does not give rise to dissenter's rights to payment for the reason that the only effect of such amendment is to deny the shareholders of the corporation preemptive rights to acquire additional or treasury shares of the corporation.

IN WITNESS WHEREOF, these articles are signed by the President and Asst. Secretary of the corporation, this 1st day of July, 1988.

RADIATION DISPOSAL SYSTEMS, INC.

By: Manuel E. Kane
Manuel E. Kane, President

ATTEST:

Betty McCullen
Betty McCullen, Asst. Secretary

STATE OF NORTH CAROLINA

COUNTY OF GASTON

I, Norma M. Morrison, a Notary Public, do hereby certify that on this 1st day of July, 1988, personally appeared before me Manuel E. Kane and Betty McCullen, each of whom being by me first duly sworn, declared that he signed the foregoing document in the capacity indicated, that he was authorized so to sign, and that the statements contained therein are true.

WITNESS my hand and notarial seal, this 1st day of July, 1988.

Norma M. Morrison
Notary Public

My Commission Expires:

12/9/91